    As filed with the Securities and Exchange Commission on October 24, 1996
                                             Registration No. 333-______________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                               ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                             EAGLE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)


           GEORGIA                                         58-1640222
           (State of                                     (I.R.S. Employer
          Incorporation)                             Identification Number)

                 4305 LYNBURN DRIVE, TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                --------------

                             RICHARD B. INMAN, JR.
                            SECRETARY AND TREASURER
                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                               ---------------

                                    COPY TO:

                                WILLIAM L. FLOYD
                            LONG, ALDRIDGE & NORMAN
                              ONE PEACHTREE CENTER
                              303 PEACHTREE STREET
                            ATLANTA, GEORGIA  30308
                                 (404) 527-4010


                               ---------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

                              ------------------

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [x]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.   [ ]

                              ------------------

                       CALCULATION OF REGISTRATION FEE


=========================================================================================================================
         Title of each class                                   Proposed          Proposed maximum
         of securities to be             Amount to be       maximum offering    aggregate offering          Amount of
              registered                  registered        price per unit           price (1)           registration fee
-------------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $1.00
  per share                            220,000 shares           $15.00             $3,300,000.00            $1,000.00
=========================================================================================================================



(1) Estimated solely for purposes of calculating the registration fee and calculated pursuant to Rule 457(c) on the basis of the average of the high and low last sale price of the Common Stock of the Company on the NASDAQ National Market on October 22, 1996.

         PROSPECTUS
                                                                          [LOGO]
                             EAGLE BANCSHARES, INC.
                 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                                  COMMON STOCK

         Eagle Bancshares, Inc. (the "Company") hereby offers to the holders of shares of its Common Stock, par value $1 per share (the "Common Stock"), the opportunity to participate in the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Company's Common Stock is traded on the NASDAQ National Market (the "National Market") under the symbol "EBSI." A total of 220,000 shares of Common Stock have been registered for sale under the Plan. The Plan provides a convenient way for shareholders to reinvest their cash dividends and make optional cash payments to purchase additional shares of Common Stock of the Company. No brokerage commissions, fees or service charges will be paid by participants in the Plan in connection with such participant's purchase of shares under the Plan.

         Each participant in the Plan may obtain additional shares of Common Stock by:

         1. Reinvesting dividends on all shares of Common Stock held by the participant;

         2. Reinvesting dividends on part of the shares of Common Stock (while continuing to receive cash dividends on the remainder of the shares); or

         3. Making optional cash payments in any amount from a minimum of $25 up to a maximum of $5,000 per quarter, whether or not any of the participant's dividends are being reinvested.

         To enroll in the Plan, a shareholder of record of Common Stock need only complete the Authorization Form which accompanies this Prospectus and return it to SunTrust Bank, Atlanta, the administrator of the Plan (the"Administrator"). (See "The Plan -- Administration.")

         Dividends will be reinvested for participants in the Plan on the date a cash dividend is paid on the Common Stock. Optional cash payments will be invested quarterly, generally on the dividend payment date. For shares purchased from the Company, the purchase price will be the last sale price for the Common Stock as reported on the National Market on the dividend payment date (or the next preceding day on which a sale occurred). The Company reserves the right to direct the Administrator to purchase shares of Common Stock for the Plan in the open market. Open market purchases must be made as soon as practicable on or after the dividend payment date, but in no circumstances more than 30 days after such date. The purchase price to the participants for shares purchased in the open market will be the cost (including any brokerage commissions) to the Administrator, and the shares will be allocated to participants' accounts after sufficient shares have been purchased in the open market to cover the quarterly purchases for all participants. The purchase price to all participants shall be the weighted average of the prices of all shares purchased in the open market. On October 22, 1996, the reported last sale price of the Company's Common Stock was $15.00 per share. All dividends on shares credited to a participant's account under the Plan will automatically be applied to the purchase of additional shares on the relevant dividend payment date.

                    RETAIN THIS PROSPECTUS WHICH SETS FORTH
                   THE TERMS OF THE PLAN AND HOW IT OPERATES.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
                STATE SECURITIES COMMISSION NOR HAS THE SECURI-
                   TIES AND EXCHANGE COMMISSION  OR ANY STATE
                     SECURITIES COMMISSION PASSED UPON THE
                       ACCURACY OR ADEQUACY OF THIS PRO-
                        SPECTUS.  ANY REPRESENTATION  TO
                           THE CONTRARY IS A CRIMINAL
                                    OFFENSE.


                The date of this Prospectus is October 24, 1996.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH SUCH PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                             AVAILABLE INFORMATION

         Additional information regarding the Company and the Common Stock to be offered by the Company is contained in the Registration Statement on Form S-3 and the exhibits thereto (of which this Prospectus forms a part) which the Company has filed with the Securities and Exchange (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at CitiCorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511 and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the 1934 Act (File No. 0-14379) are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

         (2) The Company's Quarterly Report on Form 10-Q dated for the quarter ended June 30, 1996;

         (3) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-14379) as filed with the Commission on April 4, 1986; and


         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided that all documents so filed in each year during which the offering made by this Prospectus is in effect shall not be incorporated herein by reference or be a part hereof from and after the date of filing of the Company's Annual Report on Form 10-K for such year. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE INFORMATION INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH INFORMATION UNLESS THEY ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION. REQUEST FOR SUCH COPIES SHOULD BE DIRECTED TO:

                         OFFICE OF CORPORATE SECRETARY
                             EAGLE BANCSHARES, INC.
                               4305 LYNBURN DRIVE
                           TUCKER, GEORGIA 30084-4441
                                 (770) 908-6690

                                  THE COMPANY

         The Company is a unitary savings and loan holding company that owns and operates the Bank, Eagle Real Estate Advisors, Inc. ("EREA") and the subsidiaries of the Bank, Eagle Service Corp. ("Eagle Service") and PrimeEagle. The Company is based in metropolitan Atlanta with 26 locations in the Southeast. The Company's principal subsidiary, the Bank, is involved in two core businesses: retail banking and loan production, which includes construction and permanent mortgage lending. Based on total assets at June 30, 1996, the Bank is the second largest financial institution headquartered in metropolitan Atlanta with 11 full service branch offices, located in Cherokee, DeKalb, Fulton and Gwinnett counties, Georgia. Through PrimeEagle, the Company operates 15 loan production offices located in Georgia, Florida, North Carolina, South Carolina and Tennessee. The Company and EREA also engage in real estate brokerage and development in metropolitan Atlanta.

         The Company's near-term strategy is to continue to capitalize on certain opportunities which have been presented by recent consolidations. First, staff reductions and branch closings at other institutions have enabled the Company to hire experienced banking executives. Second, the Company has acquired a multi-office mortgage banking company, acquired additional retail deposits and attracted new customers. Third, the Company is now in a position to acquire smaller financial institutions in the metropolitan Atlanta area, which will enable the Company to further expand its franchise. Fourth, operating under a federal thrift charter, the Bank can open or acquire new branches throughout the State of Georgia and across state lines, including markets in which the Company currently operates loan production offices. The Company's long-term strategy is to increase stockholder value by building franchise value, creating competitive advantages in targeted business niches, developing additional long-term, customer driven relationships, and compensating employees based upon bottom line performance.

         The Company's executive offices are located at 4305 Lynburn Drive, Tucker, Georgia 30084-4441, and its telephone number at this address is (770) 908-6690.

                                    THE PLAN

         The following questions and answers constitute the Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan.

PURPOSE

         1. What is the purpose of the Plan?

         The purpose of the Plan is to provide holders of record of shares of Common Stock of the Company with a simple and convenient method of investing their cash dividends and/or optional cash payments to purchase additional shares of Common Stock at the current market value, without payment of any brokerage commission or service charge.

ADVANTAGES

         2. What are the options available to shareholders?

         A participant in the Plan may (a) have cash dividends on all of such participant's shares of Common Stock automatically reinvested, or (b) have cash dividends on a portion of such participant's shares of Common Stock automatically reinvested, or (c) regardless of whether or not any such dividends automatically are being reinvested, invest in additional shares of Common Stock by making optional cash purchases in any amount from a minimum of $25 up to a maximum of $5,000 per calendar quarter.

         3. What are the advantages of the Plan?

         No commission or service charge is paid by a participant in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as whole shares, to be reinvested in additional shares of Common Stock with such shares credited to a participant's account to four (4) decimal places. Regular statements of account provide simplified record keeping.

ADMINISTRATION

         4. Who administers the Plan for participants?

         SunTrust Bank, Atlanta acts as designated agent for each participant and has been designated by the Company as its agent to administer the Plan for participants, maintain records, send regular statements of account to participants and perform other duties relating to the Plan. Shares of Common Stock purchased under the Plan will be held for safekeeping by the Administrator for participants and will be registered in the name of the Administrator or its nominee as the participant's agent, until such time as the participant terminates participation in the Plan (see Question 20, "How does a participant terminate participation in the Plan?") or the Administrator receives a participant's written request for a certificate for all or part of the participant's shares (see Question 18, "Will certificates be issued for shares of Common Stock purchased under the Plan?"). The Administrator also serves as Transfer Agent for the Common Stock.

         All communications regarding the Plan should be directed to the Administrator as follows:

                            SunTrust Bank, Atlanta
                                P.O. Box 4625
                              Atlanta, GA  30302
                      ATTN:  Dividend Reinvestment Dept.
                                (404) 588-7822
                                (800) 568-3476


PARTICIPATION

         5. Who is eligible to participate?

         All holders of record of shares of Common Stock are eligible to participate in the Plan. In order to be eligible to participate, beneficial owners of shares of Common Stock of the Company whose shares are registered in names other than their own (for example, shares registered in the name of a broker or Administrator nominee) must either arrange for the holder of record to join the Plan or have the shares they wish to enroll in the Plan transferred into their own name.

         6. How does an eligible shareholder participate?

         An eligible shareholder may enroll in the Plan by completing and signing an Authorization Form and returning it to the Administrator. Additional Authorization Forms may be obtained at any time by written request to the Administrator at the address indicated above. See Question 8, "What does the Authorization Form provide?"

         7. When may a shareholder join the Plan?

         An eligible shareholder may join the Plan at any time. For shareholders electing to participate in the Plan by having cash dividends reinvested, participation commences as follows. If an Authorization Form directing that cash dividends be reinvested is received by the Administrator prior to a dividend record date, then participation in the Plan will commence on the date that the related dividend is paid. As to all eligible shareholders electing to reinvest cash dividends, the dividend paid on the date participation commences will not be sent to the shareholder but, instead, will be reinvested under the Plan. For example, if the Company declares a cash dividend on its Common Stock payable on January 21 to holders of record on January 3, the Authorization Form must be received by the Administrator prior to the dividend record date in order for the dividend paid on January 21 to be reinvested. If the Authorization Form is received on or after the dividend record date, the dividend paid on January 3 will be sent to the shareholder as usual and such shareholder's participation in the Plan will commence on the date the next cash dividend on Common Stock is paid.

         Optional cash payments will be invested quarterly on the dividend payment date. For shareholders electing to participate in the Plan through the investment of optional cash payments, optional cash payments must be received on or prior to a dividend record date. See Question 13, "How are optional cash payments made?"

         8. What does the Authorization Form provide?

         The Authorization Form allows a shareholder to enroll in the Plan and to indicate how such shareholder wishes to participate in the Plan. By checking the appropriate box on the Authorization Form, a shareholder may indicate whether such shareholder wishes to reinvest cash dividends paid on all or a designated number of the shares of the Common Stock registered in the name of such shareholder and/or invest optional cash payments.

         9. How may participants change investment options?

         A participant may change investment options at any time by signing a new Authorization Form and returning it to the Administrator. A change in investment option will be effective on the dividend payment date if the Authorization Form is received by the Administrator prior to the related dividend record date. If the Authorization Form is received by the Administrator on or after the related dividend record date, the change will be effective on the dividend payment date for the following quarter.

PURCHASES

         10. How many shares of Common Stock will be purchased for each participant?

         The number of shares to be purchased for a participant's account under the Plan will depend on the amount of a participant's dividends being reinvested, the amount of any optional cash payments and the price of the shares of Common Stock. Each participant's account will be credited with that number of shares, including fractions computed to four (4) decimal places, equal to the total amount to be reinvested, divided by the purchase price per share. THERE IS NO PROVISION IN THE PLAN FOR PARTICIPANTS TO PURCHASE A SPECIFIC NUMBER OF SHARES.

         11. What will be the price of shares of Common Stock purchased under the Plan?

         On each dividend payment date, the Company will pay to the Administrator the total amount of dividends payable on a participant's Common Stock and the Administrator will use that amount to purchase Common Stock from the Company for the account of the Participant. The purchase price of the Common Stock purchased from the Company will be the last sale price for the Common Stock of the Company as reported on the National Market on the dividend payment date (or the next preceding day on which a sale occurred). The Company reserves the right to direct the Administrator, from time to time, to purchase Common Stock of the Company in the open market. Open market purchases will be made as soon as possible after the applicable dividend payment date, but not more than 30 days after such date. The purchase price to a participant for shares of Common Stock purchased in the open market will be the cost (including brokerage commissions) to the Administrator of such purchases, and no shares will be allocated to a participant's account until the date on which the Administrator has purchased sufficient shares to cover the quarterly purchases for all participants in the Plan. In such event, the purchase price per share to all participants will be based upon the weighted average of the prices of all shares purchased. See Question 14, "Are there any out-of-pocket expenses of participation in connection with purchases under the Plan?" with regard to purchases of shares on the open market for the Plan.

         12. What is the source of shares purchased under the Plan?

         It is anticipated that all of the shares under the Plan will be issued out of the authorized but unissued shares of the Company's Common Stock. The Plan, however, does provide the Company the flexibility of directing the purchase of shares of Common Stock of the Company on the open market.

         13. How are optional cash payments made?

         Optional cash payments may be made at any time and in varying amounts from a minimum of $25 up to a maximum of $5,000 per calendar quarter. A shareholder may make an optional cash payment when enrolling in the Plan by enclosing a check (made payable to SunTrust Bank, Atlanta) with the Authorization Form. Thereafter, optional cash payments may be made through the use of optional cash payment forms which will be sent to participants by the Administrator.

         Optional cash payments will be invested quarterly on the dividend payment date. However, only payments received on or prior to a dividend record date will be invested on the related dividend payment date. Optional cash payments received after such date will be invested on the following quarterly dividend payment date. NO INTEREST WILL BE PAID ON OPTIONAL CASH PAYMENTS. IT THEREFORE IS SUGGESTED THAT ANY OPTIONAL CASH PAYMENTS A PARTICIPANT WISHES TO MAKE BE SENT SO AS TO REACH THE ADMINISTRATOR AS CLOSE AS POSSIBLE TO A DIVIDEND RECORD DATE. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.

         A shareholder may participate through the investment of optional cash payments without the necessity of reinvesting cash dividends by checking the "Optional Cash Payments Only" box on the Authorization Form. However, even if the "Optional Cash Payments Only" box is checked, all dividends payable on shares purchased with optional cash payments and retained in the participant's Plan account will be reinvested automatically in additional shares of Common Stock.

COSTS

         14. Are there any out-of-pocket expenses of participation in connection with purchases under the Plan?

         There will be no brokerage commissions or service charges to participants for purchases under the Plan, when shares are purchased from the Company. Participants will be charged the actual cost (including brokerage commission) for Common Stock purchased on the open market. The Company, however, reserves the right to direct the Administrator to purchase shares for the Plan in the open market. Open market purchases must be made as soon as practicable on or after the dividend payment date but in no circumstances more than 30 days after such date. The purchase price to the participants for shares purchased in the open market will be the cost (including brokerage commissions, if any) to the Administrator, and shares will be allocated to participants' accounts after sufficient shares have been purchased in the open market to cover the quarterly purchases for all participants. The purchase price to all participants shall be the weighted average of the prices of all shares purchased.

         Participants may be charged a service fee on the termination of a participant's account and upon each issuance of stock certificates as requested by the participant. The service fee shall not exceed $10 per transaction All other costs of administration of the Plan are to be paid by the Company. See Question 20, "How does a participant terminate participation in the Plan?" and Question 21, "May a portion of a participant's Plan shares be sold?" for a discussion of payment by participants of brokerage costs and transfer taxes associated with such termination of participation and sale of shares under the Plan. In addition, see Question 28, "What are the federal income tax consequences of participation in the Plan?" for a discussion of the tax consequences to participants should any open market purchases of shares of Company Common Stock be made for use in connection with the Plan.

REPORTS TO PARTICIPANTS

         15. What kind of reports will be sent to participants in the Plan?

         Shareholders who participate in the Plan through the reinvestment of dividends will be sent a quarterly statement of their accounts and shareholders who participate through the investment of optional cash payments will be sent a quarterly statement for any quarter in which an optional cash payment is invested. These statements of account will show any cash dividends and optional cash payments received, the number of shares purchased, the purchase price per share, the number of Plan shares held for the participant by the Administrator, the number of shares registered in the name of the participant, and an accumulation of the transactions for the current calendar year to date. Quarterly statements will be mailed as soon as practicable after each dividend payment date. These statements are a participant's continuing record of the cost of a participant's purchases and should be retained for income tax purposes.

         In addition, upon joining the Plan, each participant will receive the most recent Prospectus constituting the Plan and thereafter will receive copies of the same communications sent to every other holder of shares of Common Stock, including the Company's Annual Report, Notice of Annual Meeting and Proxy Statement, a proxy card and income tax information for reporting distributions (including dividends) paid by the Company. See Question 28, "What are the federal income tax consequences of participation in the Plan?"

DIVIDENDS

         16. How are dividends credited to participants' accounts under the Plan?

         On shares of Common Stock for which a participant has directed that dividends be reinvested, cash dividends will automatically be credited to a participant's account and reinvested in additional shares of Common Stock. Cash dividends also will be automatically reinvested on all shares which have been purchased under the Plan and credited to a participant's account; provided, however, that no dividends will be earned on such shares purchased under the Plan until the dividend payment for the first dividend record date which follows the date of purchase of such shares. On shares of Common Stock for which a participant has not directed that dividends be reinvested and on shares owned by shareholders who are not participating in the Plan, cash dividends, as declared, will be received by them by check as usual.

         Stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a participant (including shares for which a participant has directed that cash dividends be reinvested) will be mailed directly to such participant. See Question 22, "What happens if the Company issues a stock dividend or declares a stock split?"

         17. Will participants be credited with dividends on fractions of shares?

         Account balances will be computed to four (4) decimal places and dividends will be paid on the fractional shares.

CERTIFICATES FOR SHARES

         18. Will certificates be issued for shares of Common Stock purchased under the Plan?

         Unless requested by a participant, certificates for shares of Common Stock purchased under the Plan will not be issued. The number of shares credited to a participant's account under the Plan will be shown on the participant's statement of account. This service protects against loss, theft or destruction of stock certificates.

         Certificates for any number of whole shares credited to a participant's account under the Plan will be issued upon the written request of a participant. See Question 14, "Are there any out-of-pocket expenses of participation in connection with purchases under the Plan?" This request should be mailed to SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, Georgia 30302, Attention: Dividend Reinvestment Department. The remaining whole shares and fractions of shares, if any, will continue to be credited to the participant's account. A request for issuance of Plan shares, including issuance of all of the shares in a participant's account, will not constitute a termination of participation in the Plan by the participant. Termination may be effected only through the delivery to the Administrator of a notice of termination as outlined in Question 20, "How does a participant terminate participation in the Plan?"

         Shares held by the Administrator for the account of a participant may not be pledged. A participant who wishes to pledge such shares must request that a certificate for such shares be issued in the participant's name.

         Certificates for fractions of shares will not be issued under any circumstances.

         19. In whose name will certificates be issued?

         A participant's account under the Plan will be maintained in the name in which the participant's shares of Common Stock were registered at the time the participant enrolled in the Plan. Consequently, if and when certificates for shares held under the Plan are issued, such certificates will be issued only in that name. Certificates will be issued for whole shares only. A cash payment will be made for any fractional share.

TERMINATION OF PARTICIPATION

         20. How does a participant terminate participation in the Plan?

         A participant may terminate participation in the Plan at any time by making written notification to the Administrator. Such notice should be sent to SunTrust Bank, Atlanta, P.O. Box 4625, Atlanta, Georgia 30302, Attention:
Dividend Reinvestment Department. A participant's notice of termination takes effect when such written notice is received by the Administrator; provided, however, if the notice of termination is received on or after a record date for a dividend payment date, the dividend will be reinvested for that participant's account. The account then will be terminated and all subsequent dividends will be paid to the participant. When a participant terminates participation in the Plan, or upon termination of the Plan by the Company, certificates for whole shares credited to a participant's account under the Plan will be issued to the participant and a cash payment will be made for any fractional share within 30 days after termination of participation. However, in the participant's notice of termination of participation in the Plan, the participant may, if the participant desires, direct that all of the shares credited to the participant's account in the Plan, whether whole or fractional, be sold. Such sales will be made through an independent brokerage organization at the "fair market value" at the time of sale which shall be the closing sale price of such shares reported on the National Market on the date of sale. Any brokerage fees and transfer taxes in connection with effecting such sales will be paid by the withdrawing participant. The proceeds of the sale, net of such expenses, will be sent to the participant.

         Without terminating participation in the Plan, a participant may discontinue the reinvestment of dividends on shares owned and held outside the Plan by notifying the Administrator in writing. Notices received by the Administrator prior to a dividend record date will be effective to discontinue dividend reinvestment as of the related dividend payment date. Dividends on such shares held by the participant outside the Plan will be paid to the participant by check. Dividends on shares held in a participant's Plan account will continue to be reinvested (i) until termination of participation in the Plan by a participant; (ii) until a participant requests that all or a portion of such shares be sold; or (iii) until a participant requests that certificates be issued for all or a portion of such shares.



SALES OF PLAN SHARES

         21. May a portion of a participant's Plan shares be sold?

         A participant may provide written instructions to the Administrator to transfer shares of Common Stock of the Company constituting any portion or all of a participant's shares held under the Plan or to sell on behalf of the participant all or any portion of the whole number of shares credited to the participant's account; provided, however, the participant's account must maintain not less than 10 shares following the sale or transfer. A sale effected through the Administrator, shall be made in a manner deemed appropriate by the Administrator through a brokerage organization chosen by the Administrator, or the Administrator may purchase shares from the participant on behalf of other Plan accounts. Any sale by the Administrator to the Company, or purchase by the Administrator on behalf of Plan accounts, shall be made at the "fair market value" at the time of sale, which shall be the last sale price of the Common Stock of the Company as reported on the National Market on the date of sale. In the event there is no sale reported on the National Market on the date of the sale, the price will be the average of the last sale price immediately preceding such sale and the last sale price immediately after such sale. As soon after a sale as practicable, the Administrator will forward to the participant a check representing the net proceeds of such sale (net of any brokerage commissions or other sales cost incurred by the Administrator).

OTHER INFORMATION

         22. What happens if the Company issues a stock dividend or declares a stock split?

         Any stock dividends or stock splits distributed by the Company on the shares purchased for and credited to the account of a participant under the Plan will be added to the participant's account. Stock dividends or stock splits distributed on shares owned and held outside the Plan by a participant (including shares for which a participant has directed that cash dividends be reinvested) will be mailed directly to such participant in the same manner as to shareholders who are not participating in the Plan.

         For example, a participant who owns 100 shares of Common Stock has directed that dividends be reinvested on 50 of those shares. Ten (10) shares have been purchased and credited to the participant's account from the dividends reinvested on the 50 "participating shares." In the event of a declaration of a two-for-one stock split paid in the form of a 100% Common Stock dividend, the participant's shares and dividend reinvestment would be effected as follows. In payment of the stock dividend on the original 100 shares owned by the participant, a share certificate would be received by the participant for an additional 100 shares. Dividends would continue to be reinvested on the 50 "participating shares." In payment of the stock dividend on the 10 shares credited to the participant's Plan account, the number of shares credited to the participant's account would be increased to 20 and dividends would continue to be reinvested on those 20 shares.

         23. How will a participant's shares be voted at meetings of shareholders?

         All shares credited to a participant's account under the Plan will be voted as the participant directs. If on the record date for a meeting of shareholders there are shares of Common Stock credited to the account of a participant in the Plan, such participant will be sent the proxy material being sent to all holders of Common Stock for that meeting. The proxy card sent to a participant will cover all shares of Common Stock registered in the participant's own name and those held by the Administrator for the participant's account under the Plan. If such participant timely returns a properly completed proxy and it is not revoked, it will be voted in the manner specified thereon with respect to all shares credited to the account of such participant (including any fraction), as well as all shares registered in the participant's name. If the proxy is properly executed and timely returned but without instructions for voting, such shares will be voted in accordance with the recommendations of the Company's management. If the proxy is not returned, or if it is returned unexecuted or improperly executed, none of such shares will be voted. Any participant who executes and delivers a proxy card may revoke it at any time prior to its use by giving written notice to the Corporate Secretary of the Company at the following address: Eagle Bancshares, Inc., 4305 Lynburn Drive, Tucker, Georgia 30084-4441.

         24. What is the responsibility of the Company under the Plan?

         The Company or the Administrator in administering the Plan will not be liable for any act done in good faith or as required by applicable securities laws or for any omission to act in good faith, including without limitation, any claim of liability arising out of failure to terminate a participant's account upon such participant's death or adjudicated incompetency prior to the receipt of notice in writing of such death or adjudicated incompetency.

         THE PARTICIPANT SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE ADMINISTRATOR CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED BY A PARTICIPANT UNDER THE PLAN.

         25. May the Plan be amended or terminated?

         The Company reserves the right to suspend, modify or terminate the Plan at any time. Notice of such suspension, modification or termination will be sent to all participants.

         26. What happens if a participant in the Plan dies or becomes legally incapacitated?

         Upon receipt by the Administrator of notice of death or adjudicated incompetency of a participant, no further purchases of shares of Common Stock will be made for the account of such participant. The shares and cash held by the Plan for the participant will be delivered to the appropriate person upon receipt of evidence satisfactory to the Administrator of the appointment of a legal representative and instructions from the representative regarding delivery.

TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN

         27. Is the Company required under federal tax laws to withhold any amount of dividends that would otherwise be reinvested under the Plan?

         In general, the Company is required under section 3406 of the Internal Revenue Code of 1986, as amended (the "Code") to withhold 31% of the amount of dividends paid on the Common Stock of any participant who has (i) failed to furnish a valid taxpayer identification number; (ii) failed to report properly interest or dividends; or (iii) failed, when required, to certify that said participant is not subject to such withholding.

         Regardless of participation in the Plan, any participant who first acquired stock in the Company after December 31, 1983, must certify under penalty of perjury that said participant is not subject to withholding under Code section 3406 or the Company will be required to withhold 31% of dividends paid to said participant. The acquisition after December 31, 1983, of additional shares of stock in the Company by a participant who was a Company shareholder prior to January 1, 1984, whether through the Plan or otherwise, should not trigger the certification requirement. Any foreign participant will be subject to withholding at rates up to 30% of the amount of dividends paid on the Common Stock unless such foreign participant has furnished the Administrator with appropriate verification that such participant is not subject to United States withholding.

         Should withholding be required as to any dividends to be reinvested under the Plan, the Administrator will notify the participant of such requirement when withholding begins. The amounts withheld will be deducted from the amount of the dividend and only the remaining amount will be invested.

         28. What are the federal income tax consequences of participation in the Plan?

         In general, participants in the Plan have the same federal income tax obligations with respect to their dividends as do shareholders who do not participate in the Plan. Cash dividends reinvested by a participant under the Plan will be treated for federal income tax purposes as having been received in cash even though the participant directs that they be used to purchase additional shares under the Plan and does not receive them in cash. Accordingly, the amount of any dividend reinvested through the Plan must be included in the participant's gross income in the year the dividend would have been paid to the participant had the participant not elected to participate in the Plan. In addition, the tax basis of shares acquired under the Plan will be equal to their purchase price under the Plan.

         Just as with any corporate distribution, however, any amount reinvested that is not a dividend for federal income tax purposes because it is not paid out of current or accumulated earnings and profits of the Company will be considered a return of capital and will not be required to be included in gross income but will be subtracted from the participant's basis in the shares on which the distribution is paid. Any such amount paid and reinvested after the participant's basis in such shares reaches zero (0) will be considered capital gain and will be taxed as such. Participants should be advised, however, that the Company does not anticipate declaring any dividend other than from its current or accumulated earnings and profits.

         To assist participants in preparing their income tax returns, the Administrator is required to inform each participant of the amount of distributions (including dividends) made by the Company and credited to the participant's account for reinvestment under the Plan, as well as the portion of that amount that should be treated as capital gain. The Administrator will provide this information for each calendar year by mailing or otherwise furnishing Form 1099-DIV to each participant on or before January 31 of the following year.

         The federal income tax treatment of any transaction involving shares acquired under the Plan such as a sale or exchange, redemption, stock (or other property) distribution or stock split, generally is the same as the tax treatment of similar transactions involving shares purchased with cash and not acquired under the Plan. For any transaction involving the sale of shares credited to a participant's Plan account, the Administrator will provide the participant with a Form 1099-B setting forth information provided to the Internal Revenue Service with respect to the transaction. For purposes of determining whether capital gains (if any) from the disposition of shares acquired under the Plan qualify for long-term capital gains treatment, the holding period of the shares begins the day after the date on which the shares are purchased for a participant's account under the Plan, as reflected on the participant's statement of account.

         Participants will not realize any taxable income when they receive certificates for Plan shares held in their accounts under the Plan, whether upon withdrawal from the Plan or otherwise. However, participants should note that upon withdrawal they will receive cash payments for the fractional shares credited to their accounts and may realize a gain or loss. The amount of such gain or loss will be the difference between the amount the participant receives for the fractional shares and the participant's tax basis for such shares.

         It is anticipated that shares purchased under the Plan will be issued out of authorized but unissued shares of the Company's Common Stock. However, if at any time shares should be purchased on the open market, each participant will be required to include in gross income such participant's pro rata share of any brokerage fees paid by the Company in connection with such purchase.

         BECAUSE THE FOREGOING DISCUSSION ONLY SUMMARIZES THE GENERAL FEDERAL INCOME CONSEQUENCES OF PARTICIPATION, PARTICIPANTS SHOULD CONSULT THEIR TAX ADVISOR FOR SPECIFIC TAX ADVICE REGARDING THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THEIR PARTICIPATION.


                                USE OF PROCEEDS

         The proceeds to be received by the Company from sales of shares of Common Stock pursuant to the Plan will be used for general corporate purposes. The Company has no basis for estimating either the number of shares of Common Stock that ultimately will be sold pursuant to the Plan or the prices at which such shares will be sold.


                                 LEGAL MATTERS

         Certain legal matters related to the Common Stock offered hereby will be passed upon for the Company by Long, Aldridge & Norman, counsel for the Company, Atlanta, Georgia.


                                    EXPERTS

         The audited consolidated financial statements of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto and are incorporated herein in reliance upon the authority of such firm as experts in giving such reports.

===========================================================       ===========================================================

                    TABLE OF CONTENTS

                                                       Page                         EAGLE BANCSHARES, INC.
                                                       ----
 Available Information . . . . . . . . . . . . . . . .   2                       DIVIDEND REINVESTMENT AND
                                                                                    STOCK PURCHASE PLAN
 Incorporation of Certain Documents
   by Reference  . . . . . . . . . . . . . . . . . . .   2

 The Company . . . . . . . . . . . . . . . . . . . . .   3

 The Plan  . . . . . . . . . . . . . . . . . . . . . .   3
     Purpose . . . . . . . . . . . . . . . . . . . . .   3                              COMMON STOCK
     Advantages  . . . . . . . . . . . . . . . . . . .   3
     Administration  . . . . . . . . . . . . . . . . .   3
     Participation . . . . . . . . . . . . . . . . . .   4
     Purchases . . . . . . . . . . . . . . . . . . . .   5
     Costs . . . . . . . . . . . . . . . . . . . . . .   5
     Reports to Participants . . . . . . . . . . . . .   6
     Dividends . . . . . . . . . . . . . . . . . . . .   6
                                                                                   ----------------------
     Certificates for Shares . . . . . . . . . . . . .   6
     Termination of Participation  . . . . . . . . . .   7                               PROSPECTUS
     Sales of Plan Shares  . . . . . . . . . . . . . .   7
     Other Information . . . . . . . . . . . . . . . .   8                        -----------------------
     Tax Consequences of Participation
       in the Plan . . . . . . . . . . . . . . . . . .   9

 Use of Proceeds . . . . . . . . . . . . . . . . . . .  10

 Legal Matters . . . . . . . . . . . . . . . . . . . .  10                            OCTOBER 24, 1996

 Experts . . . . . . . . . . . . . . . . . . . . . . .  10

                                                                                           [LOGO]

===========================================================       ===========================================================

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses of the offering are estimated as follows:

         Registration Fee - Securities and Exchange Commission  . . . . . . . . . . . . .        $  1,000.00
         Nasdaq National Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           4,400.00
         Printing Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           3,437.00
         Legal Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           8,500.00
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . .           2,500.00
         Blue Sky Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . . . . . .           1,000.00
                                                                                                 -----------

         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $ 20,837.00
                                                                                                 ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 14-2-202(b)(4) of the Georgia Business Corporation Code provides that a corporation's articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages for breach of their fiduciary duties as directors. The Section does not, however, authorize a corporation to eliminate or limit the liability of a director for appropriating, in violation of his or her duties, any business opportunity of the corporation, engaging in intentional misconduct or a knowing violation of law, obtaining an improper personal benefit, or authorizing a dividend, stock repurchase or redemption, distribution of assets or other distribution in violation of Section 14-2-640 of the Georgia Business Corporation Code or the articles of incorporation of the corporation. Section 14-2-202(b)(4) also does not eliminate or limit the right of a corporation or any shareholder to seek an injunction, a rescission or any other equitable (non-monetary) relief in the event of a breach of a director's fiduciary duty. In addition, Section 14-2-202(b)(4) applies only to claims against a director arising out of his or her role as a director and does not relieve a director from liability arising from his or her role as an officer or in any other capacity. Article XVIII of the Company's Articles of Incorporation eliminates the personal monetary liability of directors of the Company to the full extent allowed by Section 14-2-202(b)(4).

         As permitted by the Georgia Business Corporation Code, the Company's Articles of Incorporation provide that the Company shall indemnify its directors and officers for liability incurred by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than actions brought as derivative actions by or in the right of a corporation) in which they may become involved by reason of being a director, officer, employee or agent of the Company. The Articles also provide such indemnity for directors and officers who, at the request of the Company, act as directors, officers, employees or agents of another corporation, partnership, joint venture, trust, or other enterprise. The Articles permit indemnification if a director or officer acted in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If the required standard of conduct is met, indemnification may include judgments, settlements, penalties, fines or reasonable expenses (including attorney's fees) incurred with respect to a proceeding; provided, however, that indemnification of a director or officer in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the derivative proceeding; and provided, further, that if a director or officer is adjudged liable on the basis that a personal benefit was improperly received, the director or officer will only be entitled to such indemnification for reasonable expenses as a court finds to be proper in accordance with the provisions of Section 14-2-854 of the Georgia Business Corporation Code.

         Section 14-2-852 of the Georgia Business Corporation Code provides that directors and officers who are successful with respect to any claim against them are entitled to indemnification against reasonable expenses as of right. On the other hand, if the charges made in any action are sustained, the determination of whether the required standard of conduct has been met will be made, in accordance with the provisions of Georgia Business Corporation Code
Section 14-2-855, by either the Board of Directors or a committee thereof, acting by disinterested members, by special legal counsel or by the shareholders, but shares owned by or voted under the control of directors seeking indemnification may not be voted.

ITEM 16.  EXHIBITS.

Exhibit
Number           Description
------           -----------


 5               Opinion of Long, Aldridge & Norman

23.1             Consent of Arthur Andersen LLP

23.2             Consent of Long, Aldridge & Norman (included in Exhibit 5)

99.1             Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan Enrollment Card

99.2             Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan Brochure


ITEM 17.  UNDERTAKINGS.

         A.      RULE 415 OFFERING.

                 The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on October 23, 1996.



                                   EAGLE BANCSHARES, INC.



                                   By:/s/ Conrad J. Sechler, Jr.
                                      ----------------------------------------
                                          Conrad J. Sechler, Jr.
                                          Chairman of the Board, President and
                                          Principal Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on October 23, 1996.

         SIGNATURE                                                TITLE
         ---------                                                -----
/s/ Conrad J. Sechler, Jr.                                        Chairman of the Board and President
--------------------------
Conrad J. Sechler, Jr.


/s/ Walter C. Alford                                              Director
--------------------------
Walter C. Alford


/s/ Richard J. Burrell                                            Director
--------------------------
Richard J. Burrell


/s/ Richard B. Inman, Jr.                                         Director, Secretary and Treasurer
--------------------------
Richard B. Inman, Jr.


/s/ Weldon A. Nash, Jr.                                           Director
--------------------------
Weldon A. Nash, Jr.


/s/ George G. Thompson                                            Director
--------------------------
George G. Thompson


/s/ Lu Ann Durden                                                 Chief Financial Officer
--------------------------                                        (Principal Financial and
Lu Ann Durden                                                     Accounting Officer)


                                 EXHIBIT INDEX


EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------


 5                 Opinion of Long, Aldridge & Norman

23.1               Consent of Arthur Andersen LLP

23.2               Consent of Long, Aldridge & Norman (included in Exhibit 5)

99.1               Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan Enrollment Card

99.2               Eagle Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan Brochure